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EXHIBIT 10.32
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     Amendment to the Faroudja, Inc. Performance Stock Option Plan, dated
January 2, 1997 and amended on June 13, 1997 (the "1997 Plan"), approved at the Faroudja, Inc. Annual Meeting of Stockholders on June 10, 1998.

     Article III, Paragraph 3.1 of the 1997 Plan is amended and restated in its entirety, to read as follows:

     "3.1 NUMBER OF SHARES: The total number of shares of Common Stock which are available for granting Options hereunder shall be one million one hundred and twenty-five thousand (1,125,000) (subject to adjustment as provided below in Section 3.3 and in Article VII hereof)."

     Article III of the 1997 Plan is amended by adding Paragraph 3.4, to read as follows:

     "3.4 LIMITATION ON GRANTS: In no event shall Options be granted to any Grantee in any one fiscal year to purchase more than an aggregate of 500,000 shares of Common Stock."